Exhibit 99.1

Bioxytran Inc. Announces Appointment of Ex Bristol-Myers Squibb Executive to Scientific Advisory Board

BOSTON, MASSACHUSETTS, May 6, 2019 (GLOBE NEWSWIRE) -- BIOXYTRAN, INC. (OTC: BIXT), a developmental stage biotechnology company developing a pipeline of anti-necrosis drugs designed to treat hypoxia by delivering a small molecule carrying oxygen to the brain of stroke victims announced today that it has retained Juan Carlos Lopez-Talavera, MD, PhD to join Bioxytran’s Scientific Advisory Board to manage the company’s FDA regulatory application process for Bioxytran’s flagship drug, BXT-25.

“Dr. Lopez-Talavera will play an important role in overseeing our new drug through the FDA’s regulatory process,” stated Bioxytran CEO, David Platt. “Juan has been instrumental in expediting well known drugs such as OCALIVA® through the regulatory process. We believe that Juan’s personal and professional relationships with some of the top pharmaceutical companies and Key Opinion Leaders will bring great value to Bioxytran. His experience in tissue regeneration will bring great skills to our FDA application process and designing our trials for Ischemic Stroke. Bioxytran is truly fortunate to acquire talent of such a high caliber.”

“Dr. Lopez-Talavera has a reputation of developing disruptive technologies which we believe is critical for compounds such as Bioxytran’s BXT-25. It is rare to obtain such a qualified candidate in a developmental stage company like Bioxytran, and we view it as an endorsement of our plans for BXT-25.”

Dr. Lopez-Talavera has over 20 years of experience in the biopharma industry, with extensive expertise in liver and gastrointestinal diseases. Most recently, Dr. Lopez-Talavera was Senior Vice President, Head of Medical Affairs and member of the Executive Team at Intercept Pharmaceuticals. Previously he held positions at AbbVie as Head of Medical Affairs, Global Research and Development, Bristol Myers Squibb, as Vice President and Global Development Lead, and Roche Laboratories as Senior Medical Director. Before moving into the industry, Dr. Lopez-Talavera was an Assistant Professor with the Divisions of Gastroenterology and Hepatology, and Endocrinology and Pathology at the University of Pittsburgh Medical Center, Associate Professor of Medicine with the Universidad Autónoma de Barcelona and Attending Physician of the Liver Unit at the Hospital General Universitari Vall D’Hebron in Barcelona.

“In my professional career I have always gravitated toward working with novel mechanisms. ” said Dr. Lopez-Talavera. “The opportunity at Bioxytran is so vast, because tissue oxygenation represents a true unmet medical need and represents a tremendous untapped opportunity to target both the Ischemic Stroke and, has future potential for Acute Respiratory Distress Syndrome (“ARDS”). BXT-25 has the unique ability to deliver oxygen through a small molecule which can be effective in extending the “golden hour” in stroke victims and potentially for tissue regeneration in ARDS victims. I am honored to be part of this team and look forward to advancing the science and creating partnerships or joint ventures that will grow this field of research.”

Dr. Lopez-Talavera was a Postdoctoral Fellow at the Yale University School of Medicine, and Clinical Observer at Sloan Kettering Memorial Cancer Center. He holds an M.D. and a Ph.D. in Hepatology from the Universidad Autónoma de Barcelona.

About Bioxytran, Inc.

Bioxytran Inc. is a developmental stage biotechnology company. The company is working towards a first-in-class oxygen treatment platform for victims of brain stroke trauma. The first product to proceed to testing is BXT-25, which will be evaluated as a resuscitative agent to treat strokes, especially during the all-critical first hour following a stroke. The product will also be evaluated for its efficacy in treating other brain trauma issues. BXT-25 is based on a new molecule designed to reverse hypoxia in the brain.  Hypoxic brain injuries such as ischemic strokes, could be treated with BXT-25 via an intravenous injection that quickly allows the drug molecule to travel to the lungs and bind with the oxygen molecules. From the lungs the molecule mimics a red blood cell traveling to the brain. Since the molecule is 5,000 times smaller than red blood cells it can penetrate the clot and deliver the oxygen to the critical areas in the brain blocked by the clot. To learn more, visit our website: http://www.Bioxytraninc.com

Investor Relations
Resources Unlimited NW LLC
860.908.4133
info@resourcesunlimitedllc.com

Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law, including those related to the performance of technology described in this press release. These forward looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause Bioxytran’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Bioxytran undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.